EXHIBIT 10.1

2007 Executive Annual Bonus Program

1.	The executive will earn a bonus opportunity, defined as a percent of annual salary, based on the FFO growth goals for the company in 2007.

a.
Bonus opportunity will be capped at 200% of salary; the Compensation Committee has the discretion to adjust the opportunity by 25% based on various factors to compensate for overall shareholder performance or market conditions that may warrant such a modification.

b.	80% of bonus opportunity will be based on FFO performance.

i.	FFO per share growth at or below 2.00% will result in no bonus.
ii.	Significant and non-recurring transactions and/or events that materially impact FFO may be separately considered by the Compensation Committee at their discretion.

c.	20% of bonus opportunity will be based on individual performance in meeting goals defined in a personal plan for each executive.
2.	The final computation will thus be as follows:

a.	Amount of bonus opportunity is determined based 80% on FFO per share growth for the year.
i.	Adjustment, if any, for any “material and non-recurring” events as deemed appropriate by the Compensation Committee.

b.	Remainder of bonus opportunity is determined based 20% on attainment of individual goals for the year.
c.	Adjustment, if any, through applying the “discretionary modifier” to the bonus opportunity (bonus opportunity can be adjusted a maximum of 25% up or down).